Exhibit 5.1

FIRST AMENDMENT TO

CREDIT AGREEMENT

Dated as of September 25, 2003

This FIRST AMENDMENT TO CREDIT AGREEMENT (together with all Exhibits, Schedules and Annexes hereto, this “Amendment”) is among TSI TELECOMMUNICATION HOLDINGS, LLC, a Delaware limited liability company (the “Ultimate Parent”), TSI TELECOMMUNICATION HOLDINGS, INC., a Delaware corporation (the “Parent” and, together with the Ultimate Parent, the “Parents”), TSI TELECOMMUNICATION SERVICES, INC., the successor by merger to TSI Merger Sub, Inc., a Delaware corporation (the “Borrower”), the banks and other financial institutions and entities from time to time party to the Credit Agreement referred to below (the “Lenders”) and LEHMAN COMMERCIAL PAPER INC., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

A.    The Borrower, the Parents, the Lenders, the Administrative Agent and Lehman Brothers Inc., as Arranger, entered into a Credit Agreement, dated as of February 14, 2002 (as amended and together with all Annexes, Exhibits and Schedules thereto, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement);

B.    The Borrower has requested that the Lenders amend the Credit Agreement to revise certain financial and other covenants set forth therein and make certain other technical changes; and

C.    The requisite Lenders are, on the terms and conditions stated below, willing to grant the request of the Parents and the Borrower.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Agreement. Notwithstanding any contrary accounting treatment under GAAP necessitated by the acquisition of TSI Brience LLC (“Brience”) from affiliates of the Principal, the Lenders hereby agree that the Consolidated Net Income and Consolidated EBITDA of Brience prior to July 23, 2003, shall be excluded from any determination of Consolidated Net Income or Consolidated EBITDA of the Ultimate Parent and its Subsidiaries.

2.    Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 3 hereof, the Credit Agreement is amended as follows:

(a)    The Consolidated Leverage Ratios set forth opposite the fiscal quarters set forth below in Section 7.1(a) of the Credit Agreement are hereby amended as follows:

Fiscal Quarter	Consolidated Leverage Ratio
FQ3 2003	4.90:1.00
FQ4 2003	4.90:1.00
FQ1 2004	4.85:1.00
FQ2 2004	4.80:1.00
FQ3 2004	4.75:1.00
FQ4 2004	4.40:1.00
FQ1 2005	4.25:1.00
FQ2 2005	4.00:1.00
FQ3 2005	3.75:1.00
FQ4 2005, and thereafter	3.50:1.00

(b)    The Consolidated Senior Debt Ratios set forth opposite the fiscal quarters set forth below in Section 7.1(b) of the Credit Agreement are hereby amended as follows:

Fiscal Quarter	Consolidated Senior Debt Ratio
FQ3 2003	2.25:1.00
FQ4 2003	2.25:1.00
FQ1 2004	2.25:1.00
FQ2 2004	2.25:1.00
FQ3 2004	2.00:1.00
FQ4 2004	1.75:1.00
FQ1 2005	1.75:1.00
FQ2 2005	1.50:1.00
FQ3 2005	1.40:1.00
FQ4 2005, and thereafter	1.25:1.00

(c)    The Consolidated Interest Coverage Ratios set forth opposite the fiscal quarters set forth below in Section 7.1(c) of the Credit Agreement are hereby amended as follows:

Fiscal Quarter	Consolidated Interest Coverage Ratio
FQ3 2003	1.95:1.00
FQ4 2003	1.95:1.00
FQ1 2004	1.95:1.00
FQ2 2004	1.95:1.00
FQ3 2004	1.95:1.00
FQ4 2004	2.00:1.00
FQ1 2005	2.00:1.00
FQ2 2005	2.00:1.00
FQ3 2005	2.00:1.00
FQ4 2005, and thereafter	2.00:1.00

(d)    Section 7.1(d) of the Credit Agreement is hereby amended by (i) replacing the ratio “1.20:1.00” with “1.00:1.00” and (ii) by adding the following sentence at the end of such Section:

“For each quarter in fiscal year 2004, the Ultimate Parent and its Subsidiaries will be deemed to be in compliance with this Section 7.1(d) for such fiscal quarter if either the Consolidated Fixed Charge Coverage Ratio for such quarter is not less than 1.00:1.00 or the average of the Consolidated Fixed Charge Coverage Ratio for such quarter and the Consolidated Fixed Charge Coverage Ratio for the immediately preceding quarter would not be less than 1.00:1.00.”

(e)    Section 7.7 of the Credit Agreement is hereby amended by replacing the phrase “$20,000,000 with respect to each of fiscal years 2003 and 2004 and $22,000,000” with “$20,000,000 with respect to fiscal year 2003, $25,000,000 with respect to fiscal year 2004 and $27,000,000 with respect to fiscal year 2005”.

3.    Conditions to Effectiveness.     The effectiveness of the agreement contained in Section 1 and the amendments contained in Section 2 of this Amendment are conditioned upon satisfaction of the following conditions precedent (the date on which all such conditions have been satisfied being referred to herein as the “Amendment Effective Date”):

(a)    the Administrative Agent shall have received signed written authorization from the requisite Lenders to execute this Amendment, and shall have received counterparts of this Amendment signed by each of the Parents, the Borrower and the Administrative Agent, and counterparts of the consent of the Guarantors attached hereto as Annex 1 (the “Consent”) executed by each of the Subsidiary Guarantors;

(b)    each of the representations and warranties in Section 4 below shall be true and correct in all material respects on and as of the Amendment Effective Date;

(c)    the Administrative Agent shall have received payment in immediately available funds of all expenses incurred by the Administrative Agent (including, without limitation, legal fees) reimbursable under the Credit Agreement and for which invoices have been presented;

(d)    the Borrower shall have paid to each of the Lenders that executes and returns to the Administrative Agent its consent prior to the Amendment Effective Date an amendment fee equal to the product of .50% multiplied by the amount of each such Lender’s Revolving Commitment and outstanding Tranche B Term Loans as of September 25, 2003; and

(e)    the Administrative Agent shall have received such other documents, instruments, certificates, opinions and approvals as it may reasonably request.

4.    Representations and Warranties.    Each of the Parents and the Borrower represents and warrants jointly and severally to the Administrative Agent and the Lenders as follows:

(a)    Authority.    Each of the Parents and the Borrower has the requisite corporate or other organizational power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement (as amended hereby). Each of the Subsidiary Guarantors has the requisite corporate or other organizational power and authority to execute and deliver the Consent. The execution, delivery and performance by each of the Parents and the Borrower of this Amendment and by the Subsidiary Guarantors of the Consent, and the performance by each of the Parents, the Borrower and each other Loan Party of each Loan Document (as amended hereby) to which it is a party, in each case, have been authorized by all necessary corporate or other organizational action of such Person, and no other corporate or other organizational proceedings on the part of each such Person is necessary to consummate such transactions.

(b)    Enforceability.    This Amendment has been duly executed and delivered on behalf of each of the Parents and the Borrower. The Consent has been duly executed and delivered by each of the Subsidiary Guarantors. Each of this Amendment, the Consent and, after giving effect to this Amendment, the Credit Agreement and the other Loan Documents, (i) is the legal, valid and binding obligation of each Loan Party party hereto and thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (ii) is in full force and effect. Neither the execution, delivery or performance of this Amendment or of the Consent or the performance of the Credit Agreement (as amended hereby), nor the performance of the transactions contemplated hereby or thereby, will adversely affect the validity, perfection or priority of the Administrative Agent’s Lien on any of the Collateral or its ability to realize thereon. This Amendment is effective to amend the Credit Agreement as provided therein.

(c)    Representations and Warranties.    After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents (other than any such representations and warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof.

(d)    No Conflicts.    Neither the execution and delivery of this Amendment or the Consent, nor the consummation of the transactions contemplated hereby and thereby, nor the performance of and compliance with the terms and provisions hereof or of the Credit Agreement (as amended hereby) by any Loan Party will, at the time of such performance, (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents of such Person, (b) violate, contravene or materially conflict with any Requirement of Law or Contractual Obligation (including, without limitation, Regulation U or Regulation X), except for any violation, contravention or conflict which could not reasonably be expected to have a Material Adverse Effect or (c) result in or require the creation of any Lien (other than those permitted by the Loan Documents) upon or with respect to its properties. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated hereby.

(e)    No Default.    Both before and after giving effect to this Amendment, no event has occurred and is continuing that constitutes a Default or Event of Default.

5.    Reference to and Effect on Credit Agreement.

(a)    Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. This Amendment is a Loan Document.

(b)    Except as specifically amended above, the Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations under and as defined therein.

(c)    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Secured Party under any of the Loan Documents, nor, except as expressly provided herein, constitute a waiver or amendment of any provision of any of the Loan Documents.

6.    Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

7.    Severability.    Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.    Governing Law.    This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

TSI TELECOMMUNICATION SERVICES, INC., as Borrower

By:	/s/ RAYMOND L. LAWLESS

Name: Raymond L. Lawless Title: CFO & Secretary

TSI TELECOMMUNICATION HOLDINGS, LLC.

By:	/s/ RAYMOND L. LAWLESS

Name: Raymond L. Lawless Title: CFO & Secretary

TSI TELECOMMUNICATION HOLDINGS, INC.

By:	/s/ RAYMOND L. LAWLESS

Name: Raymond L. Lawless Title: CFO & Secretary

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:	/s/ G. ROBERT BERZINS

Name: G. Robert Berzins Title: Vice President

[signatures continued next page]

Annex 1

CONSENT OF GUARANTORS

Each of the undersigned is a Subsidiary Guarantor of the Obligations of the Borrower under the Credit Agreement and hereby (a) consents to the foregoing Amendment, (b) acknowledges that notwithstanding the execution and delivery of the foregoing Amendment, the obligations of each of the undersigned Subsidiary Guarantors are not impaired or affected and all guaranties given to the holders of Obligations and all Liens granted as security for the Obligations continue in full force and effect, and (c) confirms and ratifies its obligations under the Guaranty and Collateral Agreement and each other Loan Document executed by it. Capitalized terms used herein without definition shall have the meanings given to such terms in the Amendment to which this Consent is attached or in the Credit Agreement referred to therein, as applicable.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Consent of Guarantors as of the 25th day of September 2003.

TSI TELECOMMUNICATION NETWORK SERVICES INC.

By:	/s/ RAYMOND L. LAWLESS

Name: Raymond L. Lawless Title: CFO & Secretary

TSI BRIENCE LLC

By:	/s/ RAYMOND L. LAWLESS

Name: Raymond L. Lawless Title: CFO & Secretary